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                                                                   EXHIBIT 11.1
                             REDWOOD TRUST, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                                        Twelve Months      Twelve Months        Twelve Months
                                                                           Ended               Ended               Ended
                                                                      December 31, 1997  December 31, 1996   December 31, 1995
                                                                      -----------------  -----------------   -----------------
Basic:
    Average common shares outstanding .........................          13,334,163           7,950,175           3,314,042
                                                                        -----------         -----------         -----------

          Total ...............................................          13,334,163           7,950,175           3,314,042
                                                                        ===========         ===========         ===========

    Net Income ................................................         $24,746,164         $11,537,318         $ 3,154,831
                                                                        ===========         ===========         ===========

    Per Share Amount ..........................................         $      1.86         $      1.45         $      0.95
                                                                        ===========         ===========         ===========


Diluted:
    Average common shares outstanding .........................          13,334,163           7,950,175           3,314,042
    Net effect of dilutive stock options outstanding
        during the period -- based on the treasury stock method             191,513             175,391             173,716
    Net effect of dilutive stock warrants outstanding
        during the period -- based on the treasury stock method             154,734             618,618             216,046

                                                                        -----------         -----------         -----------

          Total ...............................................          13,680,410           8,744,184           3,703,804
                                                                        ===========         ===========         ===========

    Net Income ................................................         $24,746,164         $11,537,318         $ 3,154,831
                                                                        ===========         ===========         ===========

    Per Share Amount ..........................................         $      1.81         $      1.32         $      0.85
                                                                        ===========         ===========         ===========
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